Exhibit 99.1

CONTACTS:	Kris M. Maly or	Cameron Associates
	Becky Anderson	Kevin McGrath
	Investor Relations Department	Phone: (212) 245-4577
Aastrom Biosciences, Inc.
Phone: (734) 930-5777
AASTROM BIOSCIENCES ANNOUNCES MANAGEMENT SUCCESSION PROCESS
— Long-Term CEO and Chairman to Continue at Board Level —
Ann Arbor, Michigan, December 28, 2005 — Aastrom Biosciences, Inc. (Nasdaq: ASTM) today announced that at the request of Chairman and Chief Executive Officer, R. Douglas Armstrong, Ph.D., Aastrom’s Board of Directors’ Corporate Governance and Nominating Committee will initiate a process to identify potential candidates to succeed Dr. Armstrong as Chief Executive Officer, allowing him to transition out of day-to-day management. The transition process is expected to occur during 2006. Upon the naming of a successor to the position of Chief Executive Officer, Dr. Armstrong, subject to his reelection by shareholders, intends to remain deeply involved in the Company’s business and strategic direction as a member of the Board of Directors, with overall responsibilities determined by the Board at that time.
Speaking on behalf of the Board, R. Douglas Armstrong, Ph.D., Chief Executive Officer and Chairman of Aastrom said, “Today’s announcement is consistent with our goal of providing a long-term leadership succession process for the Company, but more importantly, it marks the beginning of an exciting new chapter in Aastrom’s ongoing business evolution. Aastrom has reached a new stage with our expanded senior management team, our new directors, our ongoing and significant progress in the clinic, and our enhanced operational capabilities. In the near term, I will continue my responsibilities as CEO and Chairman of the Board, with particular focus on ensuring an effective transition for the new Chief Executive Officer, and then intend to continue to provide strategic direction and to be an available resource for both the management team and the Board.”
Dr. Armstrong has been the Chief Executive Officer of Aastrom Biosciences, Inc. for more than 14 years, and the Chairman of the Board for the past 6 years. During Dr. Armstrong’s tenure, he led the Company from the early stages of research and development into product and clinical development. In addition, he led its transition from a private company to a Nasdaq-listed company and its recent emergence as a leading stem cell company in active clinical trials. The Company has successfully shown that its Tissue Repair Cell bone marrow stem cell products can be used safely in patients and have demonstrated their ability to regenerate certain human tissues.
Dr. Armstrong further stated, “Aastrom is entering a new era as we move into and through the clinical, regulatory and market development activities, and establish our manufacturing operations to bring our first-of-its-kind Tissue Repair Cell products into the medical marketplace. I am excited about Aastrom’s position and opportunities, and look forward to continuing my role with the Company and the management succession process.”
About Aastrom Biosciences, Inc.
Aastrom Biosciences, Inc. (Nasdaq: ASTM) is developing patient-specific products for the repair or regeneration of human tissues, utilizing the Company’s proprietary adult stem cell technology. Aastrom’s proprietary Tissue Repair Cells (TRCs), a mix of bone marrow-derived adult stem and progenitor cells, are manufactured in the AastromReplicell® System, an industry-unique automated cell production system. Aastrom’s TRC cell products are in clinical trials for the following
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Aastrom-Management
December 28, 2005

therapeutic indications: severe bone fractures (U.S.: Phase I/II – multi-center; EU: Phase I/II – multi-center), ischemic vascular disease (EU: Phase I/II), jaw bone reconstruction (EU: proof of concept) and spine fusion (U.S.: Phase I/II – single-center). The Company has recently reported positive clinical trial results for its TRCs demonstrating both the clinical safety and ability of TRCs to induce healthy new tissue growth.
For more information, visit Aastrom’s website at www.aastrom.com.
This document contains forward-looking statements, including without limitation, statements concerning planned clinical trials, product development objectives, potential advantages of TRCs, and potential product applications, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words “intend,” “potential,” “can,” and other words of similar meaning. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are potential patient accrual difficulties, clinical trial results, potential product development difficulties, the effects of competitive therapies, regulatory approval requirements, the availability of financial and other resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
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